Exhibit 99.1

Granite Provides Operational Update and First Quarter 2020

Preliminary Select Financial Information

WATSONVILLE, Calif. (May 7, 2020) - Granite Construction Incorporated (NYSE: GVA) today provided an update regarding the Company’s operations and the impacts of the COVID-19 pandemic along with first quarter 2020 preliminary select financial information.

“The health and safety of our employees, their families and all of our stakeholders remains our top priority as we work together to provide essential services to our customers,” said James H. Roberts, President and Chief Executive Officer at Granite. “While there is uncertainty around the duration of the impact of the pandemic, we all share the responsibility of following the recommended Centers for Disease Control (CDC) precautions to help shorten the timeline.  Granite has implemented the CDC guidelines as a minimum requirement to ensure the safety of our employees and customers.  In the face of rapidly changing market conditions, we will continue to adjust our operations to safely meet near-term demand shifts while ensuring we are positioned for long-term success.”

Operational Update

The Company performs services that are categorized under one or more of the “Essential Critical Infrastructure Sectors,” as defined by federal and state law, and, as a consequence, work on the majority of our projects is continuing.   However, COVID-19 restrictions and related market impacts have curtailed operations in Mexico and Canada, and in certain residential areas in the United States. This has negatively impacted our Water and Mineral Services business. In our Transportation segment, certain owners have taken advantage of the substantial reduction in traffic to allow for more efficient execution of our work.

Under the direction of Granite’s COVID-19 response team, Granite is taking extra precautions and has established new policies and procedures to protect the health and safety of our employees, partners and communities. Read more about Granite’s response to COVID-19 - Breaking the Chain | Granite Construction.

Liquidity and Financial Flexibility Remains Healthy

The following information is preliminary and could be impacted by subsequent events or determinations.

Granite has a strong balance sheet and access to liquidity. As of March 31, 2020, the Company had more than $465 million of available liquidity, inclusive of over $245 million in cash and marketable securities.  Additionally, preliminary results as of March 31, 2020 reflect debt unchanged at $364 million from the preliminary 2019 year-end balance. Given the uncertain market environment, Granite is focused on reducing or postponing non-critical expenditures, including capital investments, travel and related expenditures. Granite’s Committed and Award Projects1 (CAP) is in-line with previously announced 2019 year-end expectations of $4.4 billion reflecting strong awards in the first quarter of 2020. CAP includes over $780 million of best-value procurement work at quarter end.

Withdrawing Full Year 2020 Guidance

While the Company’s financial drivers are currently healthy and stable, the Company is withdrawing its full year 2020 guidance issued on March 2, 2020 because of the rapidly evolving disruption COVID-19 is causing across the macroeconomic environment.

Audit/Compliance Committee Investigation Ongoing and Form 10-Q Filing Delay

In February of 2020, Granite’s Audit/Compliance Committee, assisted by independent counsel, began an investigation of prior-period reporting for the Heavy Civil Operating Group, and the extent to which these matters affect the effectiveness of Granite’s internal control over financial reporting.  The investigation is still ongoing, and Granite cannot predict its scope, duration or outcome.   Given the ongoing investigation, the Company will not file its Quarterly Report on Form 10-Q by May 11, 2020.  Further, Granite will file a Form 12b-25 Notification of Late Filing with the U.S. Securities and Exchange Commission with regard to its first quarter 2020 Quarterly Report on Form 10-Q.

(1) CAP is comprised of unearned revenue and other awards, as well as CMGC and alternative procurement projects.

About Granite

Granite is America’s Infrastructure Company™. Incorporated since 1922, Granite (NYSE:GVA) is one of the largest diversified construction and construction materials companies in the United States as well as a full-suite provider in the transportation, water infrastructure and mineral exploration markets. Granite’s Code of Conduct and strong Core Values guide the Company and its employees to uphold the highest ethical standards. In addition to being one of the World’s Most Ethical Companies for eleven consecutive years, Granite is an industry leader in safety and an award-winning firm in quality and sustainability. For more information, visit graniteconstruction.com, and connect with Granite on LinkedIn, Twitter, Facebook and Instagram.

Forward-looking Statements

Any statements contained in this news release that are not based on historical facts, including statements regarding future events, occurrences, circumstances, activities, performance, growth, demand, strategic plans, outcomes, outlook, guidance, backlog, Committed and Awarded Projects (CAP), results and preliminary results, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “preliminary,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements are estimates reflecting the best judgment of senior management and reflect our current expectations regarding future events, occurrences, circumstances, activities, performance, growth, demand, strategic plans, outcomes, outlook, guidance, backlog, CAP, results and preliminary results. These expectations may or may not be realized. Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, the results of the ongoing Audit/Compliance Committee investigation, the ultimate geographic spread, duration and severity of the coronavirus (COVID-19) outbreak, and the effectiveness of actions taken, or actions that may be taken, by governmental authorities to contain the outbreak or treat its impact as well as those described in greater detail in our filings with the Securities and Exchange Commission, particularly those specifically described in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law; we undertake no obligation to revise or update any forward-looking statements for any reason.

Contacts:

Investors

Lisa Curtis, 831-728-7532

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Media

Erin Kuhlman, 831-768-4111

Source: Granite Construction Incorporated